Exhibit 5.1

[Baker Botts Letterhead]

June  , 2005

Liberty Global, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies and Gentlemen:

You have requested our opinion, as counsel for Liberty Global, Inc., a Delaware corporation (“LGI”), in connection with LGI’s Registration Statement on Form S-3 (No. 333- ) (the “Registration Statement”). The Registration Statement relates to the issuance from time to time pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Act”), of up to 11,045,000 shares of LGI’s Series A common stock, par value $.01 per share (the “Shares”), upon conversion of the 1-3/4% Convertible Senior Notes, due April 15, 2024 (the “Senior Notes”), of UnitedGlobalCom, Inc., a Delaware corporation (“UGC”). The Senior Notes are governed by an Indenture, dated as of April 6, 2004, between UGC and The Bank of New York, as trustee (as amended and supplemented on or before the date hereof, the “Indenture”).

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Indenture, (ii) the Restated Certificate of Incorporation, as amended, and Bylaws of LGI, (iii) records of proceedings of LGI’s Board of Directors with respect to the filing of the Registration Statement and the issuance of the Shares, (iv) the Agreement and Plan of Merger, dated as of January 17, 2005, by and among, LGI, UGC, Liberty Media International, Inc. and two wholly owned transitory merger subsidiaries of LGI, and (v) such other documents, records, instruments and certificates of public officials and officers of LGI as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when duly issued upon the conversion of the Senior Notes in accordance with the terms thereof and of the Indenture, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Baker Botts L.L.P.